
                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                           Vincor International Inc.,

                             Vincor Holdings, Inc.,

                        Toast Acquisition Company, Inc.,

                                       and

                               R.H. Phillips, Inc.

                                 August 25, 2000

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                                TABLE OF CONTENTS

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
ARTICLE I     THE OFFER.................................................................2

      Section 1.01.    The Offer........................................................2

      Section 1.02.    Company Actions..................................................4

      Section 1.03.    Directors........................................................5

      Section 1.04.    Stock Options and Warrants.......................................5

ARTICLE II    THE MERGER................................................................7

      Section 2.01.    The Merger.......................................................7

      Section 2.02.    Closing Effective Time...........................................7

      Section 2.03.    Effects of the Merger............................................7

      Section 2.04.    Additional Actions...............................................8

      Section 2.05.    Conversion of Common Shares......................................8

      Section 2.06.    Conversion of Purchaser Common Stock.............................8

      Section 2.07.    Merger Without Meeting of Shareholders...........................8

ARTICLE III   DISSENTING SHARES; PAYMENT FOR SHARES.....................................9

      Section 3.01.    Dissenting Shares................................................9

      Section 3.02.    Payment for Common Shares........................................9

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................11

      Section 4.01.    Organization and Qualification..................................11

      Section 4.02.    Charter and Bylaws..............................................12

      Section 4.03.    Capitalization..................................................12

      Section 4.04.    Authority Relative to this Agreement............................12

      Section 4.05.    No Conflict; Required Filings and Consents......................13

      Section 4.06.    SEC Reports and Financial Statements............................13

      Section 4.07.    Information.....................................................14

      Section 4.08.    Absence of Certain Developments.................................15

      Section 4.09.    Inventory.......................................................16

      Section 4.10.    Real Property...................................................17

      Section 4.11.    Personal Property...............................................18


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      Section 4.12.    Tax Matters.....................................................19

      Section 4.13.    Contracts and Commitments.......................................19

      Section 4.14.    Intellectual Property...........................................20

      Section 4.15.    Licenses and Permits............................................20

      Section 4.16.    Litigation......................................................21

      Section 4.17.    Governmental Consents, Etc......................................21

      Section 4.18.    Employee Benefit Plans..........................................21

      Section 4.19.    Insurance.......................................................23

      Section 4.20.    Compliance with Laws............................................23

      Section 4.21.    Environmental Matters...........................................23

      Section 4.22.    Affiliated Transactions.........................................26

      Section 4.23.    Brokers.........................................................26

      Section 4.24.    Labor Relations.................................................26

      Section 4.25.    Immigration Matters.............................................26

      Section 4.26.    Water Rights....................................................27

      Section 4.27.    Distributor Relations...........................................27

      Section 4.28.    Suppliers.......................................................27

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF PURCHASER GROUP........................27

      Section 5.01.    Organization and Qualification..................................27

      Section 5.02.    Authority Relative to this Agreement............................28

      Section 5.03.    No Conflict; Required Filings and Consents......................28

      Section 5.04.    Information.....................................................29

      Section 5.05.    Financing.......................................................29

      Section 5.06.    Brokers.........................................................29

ARTICLE VI    COVENANTS................................................................29

      Section 6.01.    Conduct of Business of the Company..............................29

      Section 6.02.    Access to Information...........................................31

      Section 6.03.    Reasonable to Notify of Certain Developments....................31

      Section 6.04.    Consents........................................................32

      Section 6.05.    Public Announcements............................................32

      Section 6.06.    Indemnification.................................................33


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      Section 6.07.    Notification of Certain Matters.................................33

      Section 6.08.    No Solicitation; Termination Right..............................34

      Section 6.09.    Cooperation for Financing.......................................35

      Section 6.10.    Support Agreements..............................................36

      Section 6.11.    Employment Agreements...........................................36

ARTICLE VII   CONDITIONS TO CONSUMMATION OF THE MERGER.................................37

      Section 7.01.    Conditions......................................................37

ARTICLE VIII  TERMINATION; AMENDMENTS; WAIVER..........................................38

      Section 8.01.    Termination.....................................................38

      Section 8.02.    Effect of Termination; Fees and Expenses........................39

      Section 8.03.    Amendment.......................................................40

      Section 8.04.    Extension; Waiver...............................................41

ARTICLE IX    MISCELLANEOUS............................................................41

      Section 9.01.    Non-Survival of Representations and Warranties..................41

      Section 9.02.    Entire Agreement; Assignment....................................41

      Section 9.03.    Validity........................................................41

      Section 9.04.    Notices.........................................................41

      Section 9.05.    Governing Law...................................................43

      Section 9.06.    Descriptive Headings............................................43

      Section 9.07.    Counterparts....................................................43

      Section 9.08.    Parties in Interest.............................................43

      Section 9.09.    Specific Performance............................................43

ARTICLE X     DEFINITIONS..............................................................43

      Section 10.01.   Certain Definitions.............................................43

ANNEX I       .........................................................................50

ANNEX II      .........................................................................52

ANNEX III     .........................................................................53

                          AGREEMENT AND PLAN OF MERGER

         This is an AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 25, 2000 by and among: (i) Vincor International Inc., a corporation validly existing under the laws of Canada ("Parent"), Vincor Holdings, Inc., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent (the "Hold Co.") and Toast Acquisition Company, Inc., a California corporation and a wholly-owned subsidiary of Hold Co. (the "Purchaser") (Parent, Hold Co. and Purchaser shall collectively be referred to as the "Purchaser Group"); and
(ii) R.H. Phillips, Inc., a California corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Purchaser Group and the Company have approved the acquisition of the Company by Purchaser on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the parties hereto desire that the Purchaser commence a tender offer as it may be amended from time to time in accordance with this Agreement (the "Offer") to purchase all of the shares of common stock, no par value, of the Company (the "Common Shares") in accordance with the terms of this Agreement; and

         WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the terms of the Offer, which will provide that, among other things, the price to be paid thereunder for each outstanding Common Share will be not less than $7.00 net to the seller of each such share (such price, as it may hereafter be increased, the "Offer Price"), and is unanimously recommending that the Company's shareholders accept the Offer; and

         WHEREAS, the respective boards of directors of Purchaser Group and the Company have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of California (the "GCL") and Applicable Securities Laws and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Common Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive $7.00 per Common Share, in cash (the "Merger Consideration") and without interest thereon, less any requested withholding taxes;

         WHEREAS, Purchaser Group and the Company desire to make certain representations, warranties, covenants and agreements in connection with the acquisition of the Company by Parent pursuant to the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

         WHEREAS, the Board of the Company has received the opinion of its financial adviser, First Security Van Kasper ("FSVK"), that the Offer Price and Merger Consideration is fair to the shareholders of the Company from a financial point of view; and

         WHEREAS, certain capitalized terms used in this Agreement have the meanings set forth or referred to in Article X hereof.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Purchaser Group and the Company agree as follows:

                                    ARTICLE I

                                    THE OFFER

         SECTION 1.01.    THE OFFER.

                  The obligations of Parent, Hold Co. and Purchaser, and each of them, under this Agreement are primary, binding obligations of each of them as to one another and as to the Company, in all cases jointly and severally, irrespective of any references in this Agreement to obligations of any one or combination of Parent, Hold Co. and Purchaser.

                  (a) If this Agreement shall not have terminated in accordance with its terms and none of the events set forth in Paragraphs (a) through (e) of Annex I hereto shall have occurred or be existing, no later than ten (10) business days after the public announcement of the terms of this Agreement, the Purchaser shall commence the Offer, in accordance with the requirements of Regulations 14D and 14E promulgated under the Exchange Act, and any applicable State securities laws, to purchase all of the issued and outstanding Common Shares for the Offer Price net to the seller thereof in cash (subject to applicable withholding taxes); provided, however, that the Purchaser shall commence the Offer as soon as practicable after the public announcement of the terms of this Agreement, but in no event later than ten
(10) business days after such public announcement. The obligation of Purchaser to purchase any Common Shares under this Agreement shall be subject to there being tendered and not withdrawn prior to the Expiration Date (or any subsequent expiration date if the Expiration Date shall be extended as provided for herein) not less than 90% of the outstanding Common Shares of the Company (the "Minimum Purchase").

                  (b)      The Offer shall expire and terminate on the twentieth
(20th) business day from the commencement of the Offer (the "Expiration Date") subject to any extension of the Offer required by Applicable Securities Laws to disseminate revised Offer Documents pursuant to Section 1(c)-(e) of the Agreement; provided, however, that the Purchaser shall extend the Expiration Date up to the maximum period permitted by law, to satisfy any of the conditions set forth in Annex I hereto, provided that (i) the failure of such conditions to be satisfied is not due to a breach of this Agreement by the Company, which breach cannot be cured within a reasonable time and (ii) Purchaser reasonably believes that such extensions are necessary to satisfy the conditions set forth in Annex I, but notwithstanding the foregoing, the Purchaser shall not be required to extend the Expiration Date beyond ten (10) business days.

                  (c) If this Agreement shall not have been terminated in accordance with its terms and none of the events set forth in Paragraphs (a) through (e) of Annex I hereto shall have occurred or be existing, no later than ten (10) business days after the public announcement of the terms of this Agreement, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") the Purchaser's Tender Offer Statement on Schedule TO with respect to the Offer, the Merger and the other transactions contemplated thereby (together with any supplements or amendments thereto, the "Offer Documents"), containing (as exhibits) the Purchaser's offer to purchase the Common Shares (the "Offer to Purchase") which shall be mailed to the holders of Common Shares with respect to the Offer, and which shall contain the conditions set forth in Annex I hereto and no others; it being understood that the Offer shall be on the terms and subject to the conditions that are agreed to by the parties hereto and no others and that the Purchaser shall file the Tender Offer Statement on Schedule TO as soon as practicable, but in no event later than ten (10) business days after such public announcement. The Company and its advisors shall be given an opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC, and the Purchaser shall consider such comments in good faith. Purchaser agrees to provide the Company and its counsel any comments which Purchaser or its counsel may receive from the Staff or the SEC with respect to the Offer Documents promptly after receipt thereof.

                  (d) The obligation of Purchaser to accept for payment or pay for any Common Shares tendered pursuant to the Offer will be subject only to the satisfaction or waiver (to the extent permitted by this Agreement) of the conditions set forth in Annex I hereto. Without the prior written consent of the Company, the Purchaser shall not (i) purchase any Common Shares unless such purchases (by themselves or in combination with prior purchases) constitute more than 50% of the outstanding Common Shares (ii) decrease the price per Common Share or change the form of consideration payable in the Offer, (iii) decrease the number of Common Shares sought to be purchased in the Offer, or (iv) change the conditions set forth in Annex I, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Common Shares; provided, however, the Purchaser expressly reserves the right to waive any condition to the Offer without the consent of the Company. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all of the conditions of the Offer set forth in Annex I hereto as of any expiration date, Purchaser will accept for payment and pay for all Common Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such Expiration Date (the time of such purchase being referred to herein as the "Offer Purchase Closing").

                  (e) Subject to Section 8.01, if any of the conditions set forth in Annex I hereto are not satisfied or, to the extent permitted by this Agreement, waived by the Purchaser as of the Expiration Date (or any subsequently scheduled expiration date), Purchaser may extend the Offer from time to time, including a subsequent offering period pursuant to Rule 14d-11. In each such instance, Purchaser may extend the Offer for the shortest time periods permitted by law and to the extent that Purchaser reasonably believes such extensions are necessary until the consummation of the Offer. Each of the parties hereto shall use its reasonable best efforts to cause all conditions precedent set forth in Annex I to be fulfilled and avoid the occurrence of any event or to cure any event which may prevent such conditions precedent set forth in Annex I from being fulfilled (it being understood that notwithstanding the satisfaction of the conditions set forth in Annex I hereto, the Purchaser shall have the right to extend the Offer for as long as such Offer may remain open under applicable state and federal law).

                  (f) The Offer Documents shall comply in all material respects with the provisions of Applicable Securities Laws on the date such Offer Documents are filed with the SEC. On the date first published, sent or given to the Company's shareholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Purchaser Group with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent, Hold Co. and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect; and the Purchaser Group and each of them further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company's shareholders, in each case, as and to the extent required by Applicable Securities Laws.

                  (g) Purchaser shall terminate the Offer as soon as practicable following termination of this Agreement pursuant to Section 8.01 of this Agreement.

         SECTION 1.02.     COMPANY ACTIONS.

                  (a) The Company shall promptly (and in any event within ten (10) business days after the public announcement of the terms of this Agreement) file with the SEC and mail to the holders of Common Shares the Company's Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board, at a meeting duly called and held, has (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved the Offer and the Merger in accordance with
Section 1101 or 1110 of the GCL, and (iii) resolved to recommend and continues to recommend acceptance of the Offer and approval and adoption of the Merger and this Agreement by the Company's shareholders (if such approval is required by applicable law) (such recommendation to the Company's shareholders being referred to as the "Board Recommendation"); provided, however, that such recommendation and approval may be withdrawn, modified or amended as provided in
Section 6.08. The Company further represents that FSVK has delivered to the Board its written opinion to the effect that, as of the date of this Agreement, the cash consideration to be received for the Common Shares pursuant to the Offer and the Merger is fair to the holders of the Common Shares (other than Parent and its affiliates) from a financial point of view.

                  (b) Each of the Company, on the one hand, and Purchaser Group, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of the Common Shares, in each case, as and to the extent required by applicable federal securities law.

                  (c) In connection with the Offer, the Company will use reasonable best efforts to cause to be furnished to Purchaser mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing or computer file containing the names and addresses of the record holders of the Shares, options, warrants or any other securities convertible into, exercisable or exchangeable for Shares as of a recent date and shall furnish Purchaser with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels, lists of securities positions, and any non-objecting beneficial owner lists) as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares and to holders of all options, warrants or any other securities convertible into, exercisable or exchangeable for Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Purchaser and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession or certify the destruction thereof.

         SECTION 1.03.     DIRECTORS.

                  (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser for Common Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate at least such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or its affiliates bears to the total number of Common Shares then outstanding, and the Company shall, upon request of Parent, or Hold Co. promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors.

                  (b) The Company's obligations to appoint Parent's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule to fulfill its obligations under this Section
1.03. The Company shall include in the Schedule 14D-9, and transmit to all holders of record as of the date the Purchaser files its Offer Documents or such other record date as may be established by the Company pursuant to its Bylaws, such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Parent will supply to the Company any information with respect to itself and its officers, directors and affiliates required by such Section and Rule.

         SECTION 1.04.     STOCK OPTIONS AND WARRANTS.

                  (a) Promptly following the commencement of the Offer, the Company shall offer to cancel any or all of the outstanding options to purchase Common Shares (each such option to purchase one share referred to as an "Option") granted under the Company's
1995 Stock Option Plan (the "1995 Plan") for cash consideration as set forth herein. Each holder of an Option (whether or not vested or exercisable) shall be offered the right to have one hundred percent (100%) of his or her Options canceled by the Company in consideration of a payment by the Company to such holder for each Option in an amount equal to the excess of the Offer Price over the applicable exercise price of such Option, subject to withholdings as contemplated in Section 3.02(e). Cancellation of the Options and payment of the consideration therefor shall be conditioned upon the purchase of Common Shares by the Purchaser pursuant to the Offer. If such condition is met, the cancellation of Options and payment of the consideration therefor in accordance with this section shall be made as promptly as possible following the Offer Purchase Closing.

                  (b) Promptly following the commencement of the Offer, the Company shall offer to cancel any or all of the outstanding warrants to purchase Common Shares (collectively the "Warrants") for cash consideration as set forth herein. Each holder of Warrants shall be offered the right to have one hundred percent (100%) of his or her Warrants canceled by the Company in consideration of a payment by the Company to such holder for each Warrant in an amount equal to the excess of the Offer Price over the applicable exercise price of such Warrant subject to withholding as contemplated in Section 3.02(e). Cancellation of the Warrants and payment of the consideration therefor shall be conditioned upon the purchase of Common Shares by the Purchaser pursuant to the Offer. If such condition is met, the cancellation of Warrants and payment of the consideration therefor in accordance with this Section shall be made as promptly as possible following the Offer Purchase Closing.

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01. THE MERGER. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement, and in accordance with the applicable provisions of this Agreement and the GCL, at the Effective Time (as defined in Section 2.02) the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Purchaser in accordance with the GCL. In its capacity as the surviving corporation of the Merger, the Company is sometimes referred to herein as the "Surviving Corporation."

         SECTION 2.02. CLOSING EFFECTIVE TIME. The closing of the Merger (the "Closing") will take place as promptly as practicable following the satisfaction or waiver of the conditions set forth in Section 7.01 of this Agreement (the "Closing Date"), at the offices of Sheppard, Mullin, Richter & Hampton LLP, Four Embarcadero Center, Seventeenth Floor, San Francisco, California 94111. Immediately following the Closing, the parties hereto shall cause the Merger to become effective by filing a Certificate of Merger or, if permitted, a Certificate of Ownership and Merger, with the California Secretary of State, in accordance with the relevant provisions of the GCL (the time of such filing being the "Effective Time") and shall make all other filings or recordings required under the GCL.

         SECTION 2.03.     EFFECTS OF THE MERGER.

                  (a) The Merger shall have the effects set forth in the GCL.

                  (b) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

                  (c) Subject to the provisions of Section 6.06 of this Agreement, the Bylaws of the Purchaser in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

                  (d) Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

                  (e) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

         SECTION 2.04. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

         SECTION 2.05. CONVERSION OF COMMON SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 3.01, and Common Shares held by the Company, Purchaser Group and their respective Subsidiaries) shall be converted into the right to receive the Merger Consideration in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share; and
(ii) each Common Share owned by the Company or by Parent, Hold Co. or Purchaser or one of its Subsidiaries shall be canceled without payment and without surrender of the certificate formerly representing such Common Shares.

         SECTION 2.06. CONVERSION OF PURCHASER COMMON STOCK. At the Effective Time, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

         SECTION 2.07. MERGER WITHOUT MEETING OF SHAREHOLDERS. If Purchaser acquires ninety percent (90%) or more of the Common Shares, the Purchaser Group agrees to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Offer without a meeting of shareholders of the Company, in accordance with Section 1110 or 1101 of the GCL.

                                   ARTICLE III

                      DISSENTING SHARES; PAYMENT FOR SHARES

         SECTION 3.01. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented in writing thereto and who has demanded appraisal for such Shares in accordance with Sections 1300 and 1301 of the GCL, if such Sections 1300 and 1301 provide for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.05, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the GCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         SECTION 3.02.     PAYMENT FOR COMMON SHARES.

                  (a) From and after the Effective Time, LaSalle National Bank, or such other bank or trust company as shall be mutually acceptable to Parent and the Company, shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Consideration pursuant to Section 2.05. At the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Consideration to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.05.

                  (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares (other than Certificates representing Dissenting Shares and Certificates representing Common Shares held by Purchaser Group or the Company or their respective Subsidiaries) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such certificates and receiving the Merger Consideration in respect thereof. Upon the surrender of each such Certificate together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Common Shares held by Purchaser Group, or the Company or their respective Subsidiaries) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                  (c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, holders of Common Shares who have not theretofore complied with this Section 3.02 shall look only to the Surviving Corporation for payment of the Merger Consideration in respect thereof (subject to applicable abandoned property, escheat and similar laws), in each case, without interest or dividends thereon.

                  (d) To the extent permitted by applicable law, (i) none of Purchaser Group, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Common Shares (or dividends or distributions with respect thereto) or cash deposited by Parent or the Purchaser with the Paying Agent that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, and (ii) if any Certificates shall not have been surrendered prior to seven (7) years after the Effective Time (or immediately prior to such earlier date on which any cash would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable law become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

                  (e) Purchaser Group, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable or issuable pursuant to this Agreement to any holder of Common Shares, Options or Warrants such amounts as Purchaser Group, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to such payment or issuance under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Common Shares in respect of which such deduction and withholding was made.

                  (f) All cash issued upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

                  (g) If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Purchaser Group (and the Company acknowledges that Purchaser Group are relying on those representations and warranties in entering into this Agreement) that except as set forth in any of the Disclosure Schedules (as hereinafter defined) as of the date hereof (or such other later date as is specified), the statements made in this Article IV are true, correct and complete and will continue to be true, correct and complete until the Expiration Date (and any subsequent expiration date). All information set forth in any Disclosure Schedule as to one section of this Agreement shall be deemed to constitute an exception to all other sections of the Agreement whether or not disclosed under a particular caption or subheading. It shall not be considered a breach of this Article IV if (i) an exception to a representation and warranty is not disclosed on a Disclosure Schedule but is included in the Company's Form 10-K for the year ended December 31, 1999 and the Company's Forms 10-Q for the quarters ended March 31, 2000 and June 30, 2000 (collectively, the "Recent SEC Reports") filed with the SEC, as they may be amended prior to the date hereof, and (ii) any nondisclosure would result in an undisclosed event, condition, development or circumstance having an effect on the assets, business operations or financial condition of the company that is adverse to the

Company taken as a whole and is less than Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate.

         SECTION 4.01. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company does not own, directly or indirectly, any interest in a corporation, limited liability company, partnership or other business organization (any such majority owned entity is referred to as a "Subsidiary"). The Company has the requisite corporate power to own, operate or lease its properties and to carry on its business as it is now being conducted, and the Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary.

         SECTION 4.02. CHARTER AND BYLAWS. The Company has heretofore made available to the Purchaser Group a complete and correct copy of the Articles of Incorporation and Bylaws, each as amended to the date hereof, of the Company.

         SECTION 4.03. CAPITALIZATION. The authorized capital stock of the Company consists of 12,500,000 Common Shares and 4,500,000 shares of Preferred Stock, no par value. As of the close of business on August 7, 2000, 6,695,331 Common Shares were issued and outstanding, and no shares of Preferred Stock were issued and outstanding. The Company has no shares reserved for issuance, except that, as of August 7, 2000, there were 724,754 Common Shares reserved for issuance pursuant to outstanding Options under the 1995 Plan, 150,000 Common Shares reserved for issuance under the R.H. Phillips, Inc. Stock Purchase Plan (the "1999 Plan"), and 1,515,314 Common Shares reserved for issuance pursuant to outstanding Warrants. Schedule 4.03 sets forth the name of each holder of an outstanding Option or Warrant and with respect to each Option or Warrant held by any such holder, the grant date, exercise price and number of Common Shares for which such Option or Warrant is exercisable. As of the date hereof, the Company has no Options or Warrants to purchase Common Shares outstanding other than as set forth in
Schedule 4.03. Since March 31, 2000, the Company has not issued any shares of capital stock except pursuant to the exercise of Options or Warrants outstanding as of such date. All of the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options or Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company issued and outstanding. Except as set forth on Schedule 4.03, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in or voting security of, the Company or securities convertible into or exchangeable for such shares or equity interests or voting securities and the Company is not obligated to grant or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. All existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, not cancelled pursuant to Section 1.04, shall terminate pursuant their terms on or before completion of the transactions contemplated in this Agreement. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company. Except as disclosed on Schedule 4.03, the Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

         SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company or on the part of the shareholders of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby except as required by California law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent, Hold Co. and the Purchaser, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         SECTION 4.05.     NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger, compliance by the Company with any of the provisions hereof or consummation of the Merger or any other transaction contemplated hereby will (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or by which its properties or assets may be bound, or
(iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties may be bound or affected.

                  (b) Except as disclosed on Schedule 4.05, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent") any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity") or any third party, except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of a certificate of merger, or, if permitted, a certificate of ownership and merger, pursuant to the GCL, (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended (the "HSR Act") and any requirements of any foreign or supranational antitrust laws.

         SECTION 4.06.     SEC REPORTS AND FINANCIAL STATEMENTS.

                  (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since January 1, 1996 (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading (except to the extent revised or superceded by a subsequent filing with the SEC).

                  (b) The balance sheets as of December 31, 1999, 1998, 1997 and the related statements of income, shareholders' equity and cash flows for each of the three (3) years in the period ended December 31, 1999 (including the related notes and schedules thereto) of the Company contained in the Form 10-Ks for the years ended December 31, 1999, 1998, 1997 included in the SEC Reports and the balance sheet as of March 31, 2000 and the related statements of income and cash flows for the quarter ended March 31, 2000 contained in the Form 10-Q for the quarter ended March 31, 2000 included in the SEC Reports present, and the balance sheet as of June 30, 2000 and the related statements of income and cash flows for the six months ended June 30, 2000 contained in the Form 10-Q for the quarter ended June 30, 2000 present, fairly, in all material respects, the financial position and the results of operations and cash flows of the Company as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes. The audited balance sheet as of December 31, 1999 is herein referred to as the "December Balance Sheet," the unaudited balance sheet as of March 31, 2000 is herein referred to as the "March Balance Sheet," and the unaudited balance sheet as of June 30, 2000 is herein referred to as the "June Balance Sheet." The March Balance Sheet and the June Balance Sheet do not include footnotes.

                  (c) Since December 31, 1999, there has not been any event, condition, development or circumstance which the Company believes will adversely effect the assets, business operation or financial condition of the Company.

                  (d) Except as set forth on Schedule 4.06, the Company is not subject to any material liabilities or obligations (absolute, accrued, contingent or otherwise) other than (i) reflected in, reserved against or otherwise disclosed in the December Balance Sheet, March

Balance Sheet or June Balance Sheet, or (ii) incurred in the ordinary course of business consistent with past practice.

         SECTION 4.07. INFORMATION. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in
(i) the Offer Documents, (ii) the Schedule 14D-9, or, (iii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Government Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The
Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         SECTION 4.08. ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on Schedule 4.08 and except as expressly contemplated by this Agreement, since December 31, 1999, the Company has not engaged in any material transaction outside the ordinary course of business consistent with past practice or:

                  (a) Incurred any indebtedness for borrowed money, except borrowings from banks (or other financial institutions) necessary to meet ordinary course working capital requirements and to finance capital expenditures in the ordinary course of business consistent with past practice, which at no time exceeded $50,000 in the aggregate;

                  (b) Mortgaged, pledged or subjected to any Lien, any asset or related group of assets;

                  (c) Sold, leased, assigned or transferred any tangible asset or related group of assets except for the sale of inventory and obsolete or used machinery and equipment in the ordinary course of business consistent with past practice;

                  (d) Sold, leased, assigned or transferred any interest in real estate;

                  (e) Sold, licensed, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

                  (f) Waived or relinquished any right or claim or related group of rights or claims;

                  (g) (x) Issued or sold any of its Common Shares or other equity securities or any warrants, options or other rights to acquire its Common Shares or other securities of the Company, except for the issuance of Common Shares upon exercise of Options outstanding as of June 30, 2000 or (y) purchased or redeemed or agreed to purchase or redeem any Common Shares or other equity securities;

                  (h) Made or entered into binding commitment for any capital expenditures or related group of capital expenditures other than in the ordinary course of business consistent with past practice, which at no time exceed $50,000 in the aggregate;

                  (i) Modified or amended in any material manner or terminated or entered into any Material Contract (as hereinafter defined);

                  (j) Granted any increase in the base compensation of, or made any other material change in the employment terms for, any of its directors, officers, and employees other than normal periodic increases or changes reflecting or based upon changed responsibilities or duties made in the ordinary course of business consistent with past practice;

                  (k) Adopted, modified, or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers, and employees, other than for changes which are required by law; or

                  (l) Declared or paid any dividend or other distribution with respect to the Common Shares.

         SECTION 4.09.     INVENTORY.

                  (a) Except for bottled and barreled wine, the Company's inventory, whether or not reflected in the March Balance Sheet or the June Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the March Balance Sheet or the June Balance Sheet of the Company, as the case may be. To the Company's Knowledge, the Company's bottled and barreled wine inventory, whether or not reflected in the March Balance Sheet or the June Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the March Balance Sheet or the June Balance Sheet of the Company, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value. The quantities of each item of inventory (whether raw materials, work-in-progress, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company. All inventory owned by the Company has been produced, labeled and recorded in compliance with the requirements of all applicable governmental laws and regulations.

                  (b) Except as set forth in Schedule 4.09(b), the grape vines on the vineyard portion of the Real Property are in good condition, and to the Company's Knowledge, free of disease, infestation or other defects. Provided that the Purchaser and its agents cultivate and care for such vines from and after the Closing Date in accordance with standard practices in the counties in which the vineyards are located, the Company Knows of no reason that the grapes produced therefrom will not be merchantable for the production of premium or super premium quality wines.

                  (c) The irrigation systems located on the vineyards are in good condition and working order and deliver sufficient water to the vines planted on the vineyards for the production of premium or super premium quality wine grapes.

                  (d) The Company has provided to Purchaser for its inspection prior to the date hereof (i) all books and records of the Company with respect to its vineyard operations on the Real Property, including operating statements for the full three (3) fiscal years prior to the date hereof and the current fiscal year to date; (ii) production records for the three (3) years prior to the date hereof and the current year to date containing, to the extent applicable, the following information with respect to the vines planted on the Real Property: varieties planted, number of vines of each variety, quality or grapes produced and sugar content, age of plantings, rootstock used, source of budwood, and conditions of the vines with respect to pests and diseases; (iii) any soils tests in the Company's possession with respect to the Real Property, including, without limitation, any tests for the presence of pests or toxic substances in the soil or the presence or lack of nutrients; (iv) any reports of the company's possession relating to the condition of or quality of water delivered by the irrigation systems on the Real Property; and (v) all other information requested by Purchaser concerning the use and cultivation of the Real Property that is possessed by the Company. All of the foregoing books, records, tests, reports and other information are true, correct and complete.

         SECTION 4.10.     REAL PROPERTY.

                  (a) Schedule 4.10(a) sets forth all material real property interests owned in fee by the Company (the "Owned Real Property").

                  (b) Schedule 4.10(b) sets forth the following information with regard to each material parcel or tract of Owned Real Property: (i) an identification of the deed or other instrument of conveyance; (ii) recording information (if available, and if not, the state and county where the relevant parcel or tract is located); (iii) the names of at least one grantor and one grantee thereunder; and (iv) the approximate size of the relevant parcel or tract when acquired.

                  (c) Schedule 4.10(c) sets forth all real property interests in which the Company has a leasehold interest (the "Leased Real Property") (Owned Real Property and Leased Real Property collectively referred to as "Real Property").

                  (d) Schedule 4.10(d) sets forth the following information with regard to each parcel or tract of Leased Real Property: (i) an identification of the lease or sublease agreement and any and all amendments, modifications and side letters; (ii) recording information (if available), and if not, the state and county where the relevant parcel or tract is located;
(iii) the names of at least one lessor and one lessee (or sublessor or sublessee) thereunder; (iv) the approximate size of the relevant parcel or tract leased thereunder when acquired; and (v) the term thereof, including any extension options.

                  (e) The Company holds (i) good and marketable Title, as hereinafter defined, to the Owned Real Property and (ii) as to the Leased Real Property, an interest of record valid binding, enforceable and not in default, free and clear of all encumbrances except for the Permitted Encumbrances or a leasehold interest from a person or entity which the Company reasonably believe has an interest of record valid binding, enforceable and not in default, free and clear of all encumbrances except for the Permitted Encumbrances. As used in this subparagraph (e), Title means fee simple absolute.

                  (f) Except as disclosed on Schedule 4.10(f), the Company has not received any written notice alleging that the Company is in default under any material lease. The Company is not in default under any lease relating to the Leased Real Property.

                  (g) Each of the leases on Schedule 4.10(c) is, and will be on and immediately following the Closing Date, valid and enforceable against the lessor or other parties thereto in accordance with its terms. To the Knowledge of the Company, there are no unwritten modifications to such leases.

                  (h) The present use and operation of the Real Property and the vineyards located thereon is authorized by and is in compliance with all existing zoning, land use and similar laws, ordinances, rules, regulations and administrative interpretations applicable thereto, and the Company has received no notice that any entity or governmental authority considers the operation, use or ownership of the Real Property or the vineyards to have violated any such law, ordinance, rule or regulation, or that any investigation has been commenced regarding such possible violation.

                  (i) To the Company's Knowledge, there is no present plan or study by any governmental authority or agency which affects or would affect in any material respect the continued operation of the vineyard portion of the Real Property as commercial vineyards in substantially the same manner in which the same have been operated.

                  (j) Copies of all existing maps, surveys, title insurance policies, abstracts and other evidence of title have been provided or otherwise made available by the Company to the Purchaser.

                  (k) No condemnation or eminent domain proceeding against any part of the Real Property is pending or threatened, and the Company has no knowledge that any such proceeding is contemplated.

                  (l) There are no adverse possession claims regarding the Real Property.

                  (m) "Permitted Encumbrances" as used in this Agreement means: (i) all existing easements or rights of way, whether of record or apparent on the premises, including, but not limited to, roads, highways, pipelines, underground gas storage rights, railroad and utility easements or rights-of-way, none of which could reasonably be expected to have a Material Adverse Effect on the Company; (ii) real estate taxes not yet due and payable; and (iii) terms, agreements, provisions, conditions, and limitations contained in leases and rights of lessors, their heirs, executors, administrators, successors, and assigns (applies to leasehold estates).

         SECTION 4.11.     PERSONAL PROPERTY.

                  (a) The Company has good and marketable title to, or a valid leasehold interest in, the personal property owned or used by them.
Schedule 4.11 sets forth the Company's leased personal property for which the monthly payments exceed One Thousand Dollars ($1,000) and is used by the Company or in possession of the Company (the "Leased Personal Property") and includes monthly payment and owner of the Leased Personal Properties.

                  (b) The machinery and equipment owned or used by the Company has been maintained in accordance with industry practice, are in generally good operating condition and adequate for carrying out the purposes for which such personal property is employed, except for normal obsolescence and wear and tear incurred in the ordinary course of business.

         SECTION 4.12. TAX MATTERS. The Company has filed all income Tax Returns and other Tax Returns required by law to be filed by it prior to the date of this Agreement, in each case, subject to applicable extensions. All Tax Returns for the Company in respect of all years not barred by the statute of limitations have heretofore been made available by the Company to Purchaser and such returns are true, correct, and complete in all material respects. Except as set forth on Schedule 4.12: (a) all Taxes shown thereon as owing by the Company on all such Tax Returns have been fully paid; (b) (i) the provision for taxes on the March Balance Sheet and the June Balance Sheet are sufficient for all accrued and unpaid Taxes as of the date thereof and (ii) all Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued; (c) there are no claims pending, or to the Company's Knowledge, threatened, for Taxes against the Company with respect to any period ending as of or prior to the date hereof; (d) the Company has not waived, or agreed to the extension of, the statute of limitations with respect to any Tax Return; (e) the Company has no liability for Taxes for any Person (other than the Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign income Tax law) as a transferee or successor by contract or otherwise; and (f) the Company has maintained their respective records with respect to Taxes in a commercially reasonable manner.

         SECTION 4.13.     CONTRACTS AND COMMITMENTS.

                  (a) Except as set forth on Schedule 4.13, the Company is not a party to any: (i) collective bargaining agreement with any labor union;
(ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) stock purchase, stock option, stock appreciation or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis involving an annual compensation commitment by the Company; (v) agreement or indenture relating to the borrowing of money or mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the Company's assets; (vi) guaranty of any obligation for borrowed money; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party; (viii) contract or group of related contracts with the same party for the supply of wine to any Person or providing for deliveries extending beyond December 31, 2000; (ix) contract or group of related contracts with the same party for the purchase of inventories, supplies or services, under which the undelivered balance of such inventories, supplies or services has a selling price in excess of $100,000 (other than contracts to purchase fruit in the ordinary course of business in an amount less than $200,000; (x) contract or group of related contracts with the same party for the sale of products or services; (xi) contract which prohibits or limits the Company in any respect from freely engaging in business in the United States or anywhere else in the world; or (xii) any other contract or commitment involving the payment by or to the Company of $10,000 or more (whether in cash or other assets) in any twelve (12) month period or $50,000 or more (whether in cash or other assets) in the aggregate over the life of the contract.

                  (b) Purchaser either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on Schedule 4.13, together with all material amendments, arbitration decisions and grievance settlements related to collective bargaining agreements and contracts with any labor union, waivers or other changes thereto.

                  (c) Each contract listed on Schedule 4.13 is legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect following consummation of the transactions contemplated hereby. The Company is not in default, breach or violation (or would be in default, breach or violation with notice or lapse of time, or both) under any contract listed on the
Schedule 4.13.

         SECTION 4.14. INTELLECTUAL PROPERTY. Set forth on Schedule 4.14 are all of the material patents, trademarks, copyrights and service marks (and any registrations or applications therefor) and all material trade names and corporate names used in the conduct of the business of the Company as now conducted (collectively, the "Intellectual Property"). Except as set forth on
Schedule 4.14, the Company owns or has sufficient rights to use the Intellectual Property to conduct their current operations. Except as set forth on Schedule 4.14, the Company has not received any written notices of material infringement or misappropriation from any third party with respect to the Intellectual Property; and to the Company's Knowledge, the Company has not infringed nor is it currently infringing the intellectual property of any other Person.

         SECTION 4.15.     LICENSES AND PERMITS.

                  (a) The Company possesses all necessary permits, leases, rights, licenses, agreements and similar authorizations and approvals to engage in any business to manufacture, distribute, import, sell or use alcohol products (beverage or nonbeverage) (collectively, the "Wine Permits"). Schedule 4.15 sets forth Wine Permits, and other licenses, permits, certifications and other governmental or regulatory authorizations and approvals, (collectively, "Permits"), necessary to enable the Company to carry on its business as presently conducted, and all such permits are valid, and in full force and effect and there exists no default thereunder. Except as set forth on Schedule 4.15, there is no pending or, to the Company's Knowledge, threatened litigation or other proceeding under which, and there has been no action or omission by the Company or any of its directors, officers or representatives as a consequence of which, any Wine Permit or other Permit could reasonably be expected to be revoked, terminated or suspended.

                  (b) Except as provided for in Schedule 4.15(b), the Company has: (i) never had a permit, license or other authorization to engage in any business to manufacture, distribute, import, sell or use alcohol products (beverage or nonbeverage) revoked, suspended or otherwise terminated by any government agency (Federal, State, local or foreign) or subject to an offer-in-compromise or fine in lieu of such action by any government agency (Federal, State, local or foreign); or (ii) never been charged or convicted of any crime under Federal, State or foreign laws.

         SECTION 4.16.     LITIGATION. Except as set forth on the attached
Schedule 4.16, there are no actions, suits or proceedings pending or, to the Company's Knowledge, threatened against the Company (or, in each case, in which the Company is a party), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as set forth on Schedule 4.16, the Company is not subject to any outstanding judgment, injunction, order or decree of any court or Government Entity to which this Company is a party which adversely affects the operations of the Company.

         SECTION 4.17.     GOVERNMENTAL CONSENTS, ETC. Except as set forth in
Section 4.05, on Schedule 4.17 or in connection with the Purchaser's financing of the transactions contemplated in this Agreement, no consent, waiver, approval or authorization, order, permit or qualification of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby.

         SECTION 4.18.     EMPLOYEE BENEFIT PLANS.

                  (a) For purposes of this Section 4.18, the term "employee benefit plan(s)" shall have the meaning ascribed to it in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations promulgated thereunder, and the term "employee pension benefit plan(s)" shall have the meaning ascribed to it in Section 3(2) of ERISA.

                  (b) Schedule 4.18 sets forth a complete list of all employee benefit plans, policies and practices (whether or not subject to ERISA) applicable to employees of the Company, including, without limitation, plans, funds or programs providing medical, surgical or hospital care or benefits; benefits in the event of sickness, accident, disability, death or unemployment; vacation benefits; apprenticeship or other training programs; day care centers; scholarship funds; prepaid legal services; benefits described in Section 302(c) of the Labor Management Relations Act; retirement income; income deferral for periods extending to the termination of covered employment or beyond; severance pay arrangements; and supplemental retirement income payments which take into account increases in the cost of living. Each employee benefit plan, policy or practice which is funded through a policy of insurance is indicated by the word "insured" placed by the listing of the plan on the Employee Benefits Schedule.

                  (c) True and complete copies of all (i) employee benefit plans and related trust agreements; (ii) policies and practices; (iii) summary plan descriptions; (iv) allocation or actuarial reports prepared for each employee pension benefit plan; (v) insurance policies; and (vi) communications to or from the Internal Revenue Service (the "IRS") (including all Form 5500s filed with the IRS and the most recent determination letter received from the
IRS), the Pension Benefit Guaranty Corporation (the "PBGC") or the United States Department of Labor and other governmental filings with respect to the employee benefit plans have been delivered by the Company to Purchaser.

                  (d) Except as specifically provided in the documents described in this Section 4.18 and delivered to Purchaser, or as otherwise described on Schedule 4.18, there are no amendments, modifications, extensions, changes in benefits or benefit structures, or other alterations which are currently in effect or which the shareholders or the Company have undertaken to become effective in the future, or which the shareholders have knowledge of, to any of the employee benefit plans, policies or practices.

                  (e) Each of the Company's employee benefit plans has been executed, managed and administered in material compliance with the applicable provisions of ERISA, the Code, and the regulations promulgated thereunder, and all other applicable laws. The shareholders have no knowledge of any fact which would adversely affect the qualified status of any of the employee benefit plans, or of any threatened or pending claim against any of the employee benefit plans or their fiduciaries by any participant, beneficiary or government agency.

                  (f) The Company has fully complied with the notice and continuation requirements of Sections 601 through 608 of ERISA and the proposed regulations thereunder and with the health plan portability and other requirements of Sections 701 through 707 of ERISA and the proposed regulations thereunder. Except as noted on Schedule 4.18, all reports, statements, returns and other information required to be furnished or filed with respect to the Company's respective employee benefit plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete in all material respects. Records with respect to the employee benefit plans have been maintained in material compliance with Section 107 of ERISA. Neither the Company nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of the Company's employee benefit plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

                  (g) The Company has not, with respect to any of the employee benefit plans, nor has any administrator of any of the employee benefit plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject the shareholders, the Company, any of the employee benefit plans, any administrator or trustee or any party dealing with any of the employee benefit plans or any such trusts, to a tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

                  (h) All employee pension benefit plans maintained by or covering employees of the Company which are intended to be qualified under
Section 401(a) or 403(a) of the Code, and the related trusts which are intended to be exempt under Section 501(a) of the Code, are, and have been since adoption, so qualified, and are identified on the Employee Benefits Schedule as "qualified plans," and the date of the most recent determination letter from the IRS confirming the qualification of each such plan is set out on the Employee Benefits Schedule.

                  (i) Except as set forth on the Schedule 4.18, none of the employee pension benefit plans nor any of the related trusts has been terminated. The Company does not maintain, and has never maintained, a money purchase pension plan or defined benefit plan.

                  (j) None of the employee pension benefit plans is, and the Company has never contributed to, a "multiemployer plan," as that term is defined in Section 3(37) of ERISA (as particularly amended by The Multiemployer Pension Plan Amendments Act of 1980.

                  (k) The Company has provided to Purchaser the information reasonably necessary to determine the accounting treatment which may be accorded any of the Company's retiree welfare benefits currently in force at the Company under proposed Financial Accounting Standards Board guidelines.

         SECTION 4.19. INSURANCE. Schedule 4.19 sets forth the insurance policies maintained by the Company and their respective coverage and renewal dates. All of such insurance policies are in full force and effect and the Company is not in material default with respect to its obligations under any of such insurance policies. No notice of cancellation or termination or rejection of any claim has been received by the Company with respect to any such policy in the last year. The Company has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during such period, and the Company has no knowledge that any contractors, lessees and licensees which performed services and/or engaged in the production of wine on behalf of the Company were not or are not covered by insurance in scope and amount customary and reasonable for the business in which they have engaged during such period.

         SECTION 4.20. COMPLIANCE WITH LAWS. To the Company's Knowledge, the Company is in compliance with every statute, rule, restriction, law, regulation, order, judgment or decree of any Governmental Entity applicable to it or by which it is bound, including, without limitation, the Fair Labor Standards Act or regulations under such act or other laws and regulations relating to wages, hours, labor agreements, the payment of Social Security and similar taxes, unemployment or workers' compensation and/or similar state laws and regulations. The Company has not received from any governmental or regulatory authority any written notice alleging any violation of law or claiming any material liability of the Company as a result of any such alleged violation.

         SECTION 4.21.     ENVIRONMENTAL MATTERS.

                  (a) As used in this Section 4.21 of this Agreement, the term "Hazardous Material" means any substance, chemical, contaminant, or waste (including, without limitation, asbestos, polychlorinated biphenyls (PCBs), pesticides, and petroleum) that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as a pollutant or contaminant, in any federal, State of California (or other states in which Company has Real Property) or local environmental, health, or safety law, code or ordinance, now existing or hereafter in effect, and all rules and regulations promulgated thereunder, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601 ET SEQ., the Resource Conservation and Recovery Act ("RCRA"),
42 U.S.C. Sections 6901 ET SEQ., the Toxic Substances Control Act ("TSCA"),
15 U.S.C. Sections 2601 ET SEQ., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Sections 651 ET SEQ., the Clean Water Act, 33 U.S.C. Sections 1251 ET SEQ., the Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ., and all other similar federal, state, and local laws, statutes, and ordinances (collectively defined as "Environmental Laws").

                  (b) The Company has duly complied with, and the Business and the Company's assets, including, without limitation, the Real Property, are in substantial compliance with, the provisions of all Environmental Laws including, without limitation, all laws and regulations with respect to storage of Hazardous Materials, reporting releases of Hazardous Materials and the registration, testing, upgrading and maintenance of underground storage tanks.

                  (c) The Company has been issued, will maintain, and will be in compliance with until Closing, all federal, state and local permits, licenses, certificates and approvals required for the operation of the Business, including those relating to (i) air emissions; (ii) discharges to surface water or ground water or the sewer, septic system, or any dry wells servicing the Real Property; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, treatment, storage, transportation or disposal of Hazardous Materials; and (vi) other environmental, health or safety matters. A true, accurate and complete list of all such permits, licenses, certificates or approvals is set forth on Schedule 4.21 to this Agreement.

                  (d) The Company has not received notice of, or does not know of or suspect, any fact(s) that might constitute violations of any Environmental Laws that relate to the use, ownership or occupancy of any of the Real Property or the operation of the Business. The Company is not in violation of any covenants, conditions, easements, rights of way or restrictions affecting any of the Real Property or any rights appurtenant thereto. The Company has not received notice of, or has knowledge of or suspects, any facts that indicate that there exists or may exist an environmental lien on any of the Real Property, or any liability or corrective or remedial obligation, arising under any Environmental Laws associated with any of the Real Property or the operation of the Business.

                  (e) Except in compliance with Environmental Laws, there has been no emission, spill, release, disposal, discharge or threatened release into or upon (i) the air; (ii) the soils or any improvements located thereon;
(iii) the surface water or ground water; or (iv) the sewer, septic system, dry wells or waste treatment, storage or disposal system servicing the Real Property, of any Hazardous Material at, under or from any of the Real Property (any of which is hereafter referred to as a "Hazardous Discharge").

                  (f) The Company has not received and does not know of any actual or threatened complaint, order, directive, claim, citation, notice of violation or notice of potential liability from any governmental authority or any other Person with respect to
(i) air emissions; (ii) Hazardous Discharges; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, treatment, storage, transportation or disposal of Hazardous Materials; or (vi) other environmental, health or safety matters, affecting the Company, its assets, any of the Real Property, any improvements located thereon or the Business conducted thereon (any of which is hereafter referred to as an "Environmental Complaint").

                  (g) Hazardous Materials used, generated, transported, disposed of, treated or stored on or off-site of any real property owned or operated at any time by the Company have been used, generated, transported, disposed of, treated and stored in full compliance with all Environmental Laws.
Schedule 4.21 to this Agreement identifies all of the locations where Hazardous Materials used, transported, owned, possessed or generated at any time by the Company have been disposed of or have been, or are being, treated or stored.
Schedule 4.21 identifies all underground storage tanks owned or operated at any time by the Company and includes for each underground storage tank: (i) the size of the tank, (ii) the date the tank was installed, (iii) the date the tank was removed, if applicable, (iv) the date the tank was upgraded, if applicable, (v) the substance(s) stored in the tank, and (vi) all owners and operators of the tank.

                  (h) To the Company's Knowledge, all of the Real Property is free of all (i) Hazardous Materials; (ii) underground storage tanks; and
(iii) underground pipelines. The Company has not used, generated, transported, stored, treated or disposed of any Hazardous Materials on, in or under the Real Property, or any part thereof, and has not permitted the Real Property, or any part thereof, to be used for the use, generation, transportation, storage, treatment or disposal of Hazardous Materials. There has been no use, generation, transportation, storage, treatment, disposal or release of Hazardous Materials on, in or under the Real Property at any time by any Person.

                  (i) The Company has not transported or accepted for transport any Hazardous Materials.

                  (j) The Company has provided the Purchaser with all information including all documents in the Company's possession concerning (i) the environmental condition of the Real Property, (ii) the environmental condition of any property adjacent to the Real Property that reasonably may be anticipated to adversely affect the Real Property and (iii) any environmental conditions relating to the operation of the Business. Such documents include, without limitation, true, accurate and complete copies of all reports (whether prepared for submission to a governmental organization or for some other Person), data, sampling results, notes, maps, drawings, correspondence to and from governmental agencies or other Entities, notice of violations and compliance orders. A true, accurate and complete list of all such documents is set forth on Schedule 4.21 to this Agreement.

                  (k) The Company does not know of any environmental conditions on, in, or under adjacent or neighboring properties that may create any liability or corrective or remedial obligation arising under any Environmental Laws with respect to the Real Property.

                  (l) Except for the disposal facilities listed on the Environmental Compliance Schedule 4.21 to this Agreement, the Company has not disposed or arranged for the disposal of any Hazardous Materials or solid waste at any disposal facility.

         SECTION 4.22.  AFFILIATED TRANSACTIONS. Except as set forth on
Schedule 4.22, no officer, director, or principal shareholder of the Company or, to the Company's Knowledge, any individual in such officer's or director's immediate family is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any real or personal property used by the Company other than arrangements with employees that are available to similarly situated employees.

         SECTION 4.23. BROKERS. Except as set forth on Schedule 4.23, neither of the Company, nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

         SECTION 4.24.  LABOR RELATIONS. Except as set forth on Schedule 4.24:

                  (a) The Company is in compliance with applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. The Company is in compliance with applicable collective bargaining agreements, and arbitration, administrative and judicial decisions interpreting and/or affecting such agreements.

                  (b) There is no unfair labor practice charge or complaint or any other labor employment matter against or involving the Company pending or to the Company's Knowledge threatened before the National Labor Relations Board or any court of law as of the date of this Agreement. There is, and, except as disclosed on Schedule 4.24, as of the date hereof there has been, no labor organizing activity, strike, dispute, lockout, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against the Company.

                  (c) There is, and except as disclosed on Schedule 4.24, as of the date hereof, there has been, no certified collective bargaining representative of the Company's or employees, no demand made to the Company for recognition by any collective bargaining representative, and no petition for an election filed with the National Labor Relations Board or any other governmental authority or Person with respect to the Company's employees.

                  (d) Except as set forth on Schedule 4.24, there are no known charges, investigations administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company.

         SECTION 4.25. IMMIGRATION MATTERS. Except as set forth on Schedule 4.25, the Company has complied with all relevant provisions of Section 274A of the Immigration and Naturalization Act, as amended (the "Act"). Without limiting the foregoing, (a) each "employee" (as that term is defined in the Act) of the Company is permitted to be so employed in the United States under the Act; (b) the Company has examined
(and made copies of, if applicable) the documents presented by each employee to establish appropriate employment eligibility under the Act; (c) the company has completed and required each employee hired on or since November 11, 1986 to complete a Form I-9 verifying employment eligibility under the Act; (d) the Company has retained each such completed Form I-9 for the length of time required under the Act; and (e) no monetary penalties have been assessed against the Company for violation of Section 274A of the Act.

         SECTION 4.26. WATER RIGHTS. The Company has secured from sources on or adjacent to the Real Property and has maintained a good and sufficient water supply for the viticultural and related operations on the Real Property. Schedule 4.26 sets forth a true and complete description of the nature of the water rights that pertain to the Real Property. If any such rights are by appropriation, the Company has filed and prosecuted such applications for permits to appropriate water as have been necessary in connection with such water supply. The Company's use of water with respect to the Real Property has at all times been in accordance with applicable laws, rules and regulations and is not and has not been in violation of the water rights of any other person or entity. To Company's Knowledge, a good and sufficient water supply for the intended viticultural and related operations on the Real Property will continue to be available on and after the Closing, in substantially the same manner as prior to the Closing. The Company has obtained all easements which are necessary or appropriate for the conveyance of such water supply to the Real Property.

         SECTION 4.27. DISTRIBUTOR RELATIONS. Schedule 4.27 sets forth the Company's five (5) largest customers (measured by revenues) as of the December Balance Sheet and the revenues from each such customer and from all customers (in the aggregate) for the fiscal year then ended. No customer of the Company has advised the Company that it is (x) terminating or considering terminating the handling of its business by the Company (prior to or after the Expiration
Date) as a whole or in respect of any particular product, or (y) planning to reduce, in any material amount, its future spending with the Company (prior to or after the Expiration Date).

         SECTION 4.28. SUPPLIERS. Schedule 4.28 sets forth the Company's five (5) largest suppliers of fruit to the Company (measured by expense) as of the December Balance Sheet and the expense from each such supplier for the fiscal year then ended. No supplier of the Company has advised the Company that it is (x) terminating or considering terminating its business with the Company (prior to or after the Expiration Date) as a whole or in respect to any particular product of (y) planning to reduce, in any material amount, its future sales to the Company (prior to or after the Expiration Date).

                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PURCHASER GROUP

         Purchaser Group represents and warrants to the Company as follows:

         SECTION 5.01. ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of Canada. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Hold Co. is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser Group have the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and to enter into this Agreement and to perform all of their respective obligations hereunder.

         SECTION 5.02. AUTHORITY RELATIVE TO THIS AGREEMENT. The execution and delivery of this Agreement by Purchaser Group and the consummation by Purchaser Group of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Purchaser Group and (i) by Parent as shareholder of Hold Co. and (ii) Hold Co. as parent of the Purchaser and no other corporate proceedings on the part of Purchaser Group are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Purchaser Group and, assuming the due and valid authorization, execution and delivery by the Company, each such agreement constitutes a valid and binding obligation of each of Purchaser Group enforceable against each of them in accordance with its terms, except that such enforceability (x) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (y) is subject to general principles of equity.

         SECTION 5.03.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) None of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Purchaser Group of the transactions contemplated hereby or compliance by Purchaser Group with any of the provisions hereof will (i) conflict with or violate the organizational documents of Purchaser Group, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Purchaser Group, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser Group, or any of their subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except for any such actions which would not have a Material Adverse Effect on Parent or adversely affect the ability of Purchaser Group to consummate the transactions contemplated hereby.

                  (b) None of the execution and delivery of this Agreement by Parent, Hold Co. and the Purchaser, the consummation by Purchaser Group of the transactions contemplated hereby or compliance by Purchaser Group with any of the provisions hereof will require any Consent of any Government Entity or third party, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger, or, if permitted, a certificate of ownership and merger, pursuant to the GCL, and (iii) compliance with the Hart-Scot-Rodino Act and any requirements of any foreign or supranational antitrust laws, (iv) any required consent of the Toronto Stock Exchange and (v) Consents the failure of which to obtain or make would not have a Material Adverse Effect on Parent or adversely affect the ability of Purchaser Group to consummate the transactions contemplated hereby.

         SECTION 5.04. INFORMATION. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in
(a) the Schedule TO, (b) the Offer Documents or (c) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 5.05. FINANCING. Each of Purchaser and Hold Co. is a newly formed corporation which has not conducted any business other than in connection with the transactions contemplated by this Agreement. The Parent has received a written commitment (the "Commitment Letter") to obtain, subject to the terms and conditions therein, the funds necessary for the consummation of the transactions contemplated hereby, including payment of the Offer Price and the Merger Consideration with respect to all Common Shares and all payments with respect to Options and Warrants and all related costs and expenses. The Parent has delivered true, correct and complete copies of the Commitment Letter to the Company. The Parent has paid all commitment fees required to be paid to date and taken all other actions required to cause such Commitment Letter to be effective and to constitute the valid commitment of the issuer of such letter, and the Commitment Letter is a valid and binding commitment of the Purchaser and the issuer thereof. The Purchaser is not, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements therein inaccurate in any material respect or that would cause the commitment provided in the Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met.

         SECTION 5.06. BROKERS. Except as set forth on Schedule 5.06, none of Parent, Hold Co. or Purchaser, or any of its officers or directors, has entered into any agreement pursuant to which the Company may be liable for brokerage fees, commissions, finder's fees, or other fees or liabilities of similar character.

                                   ARTICLE VI

                                   COVENANTS

         SECTION 6.01. CONDUCT OF BUSINESS OF THE COMPANY. Except as provided in Section 6.08 hereof or as otherwise contemplated by this Agreement or with the written consent of Parent or as set forth on Schedule 4.08 or 4.13, during the period from the date of this Agreement to the Offer Purchase Closing, the Company will conduct its operations only in the ordinary course of business consistent with past practice and will use all reasonable efforts to preserve intact the business organization of the Company, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it. Without limiting the generality of the foregoing, and except as provided in Section 6.08 hereof, or as otherwise contemplated by this Agreement, the Company will not, prior to the Effective Time:

                  (a) Adopt any amendment to its Articles of Incorporation or Bylaws or comparable organizational documents;

                  (b) Except as contemplated by this Agreement and/or for the issuance of Common Shares pursuant to the exercise of Options or Warrants outstanding on the date hereof, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional Common Shares or other shares of capital stock of any class, or securities convertible into Common Shares or other capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock (including pursuant to the 1999 Plan), or (ii) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof;

                  (c) Declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock.

                  (d) Split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any Common Shares or any other capital stock;

                  (e) Make any loans, advances or capital contributions to, or investments in, any other Person;

                  (f) Fail to (i) maintain the Real Property in a manner consistent with past practice, (ii) pay when due all Taxes, water and sewer rents, assessments and insurance premiums affecting the Real Property, other than those being contested in good faith for which appropriate reserves have been established on the Company's books and records, (iii) timely comply with the terms and provisions of all Leases, other than those being contested in good faith for which appropriate reserves have been established on the Company's books and records, contracts and agreements relating to or affecting the Real Property and the use and operation thereof, in each case;

                  (g) Enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreements or arrangements with any director, officer or employee; grant any salary or wage increase (other than as may be required by law); or establish, adopt, amend, or increase benefits under, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, welfare benefit contract, plan or arrangement (other than as may be required by law);

                  (h) Enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union;

                  (i) Take any action that, if taken after March 31, 1999 but prior to the date hereof, would have caused the representations and warranties contained in Article IV to be untrue in any material respect; or

                  (j) Waive, modify, amend or terminate any standstill, confidentiality, exclusivity or other similar agreement (each a "Exclusivity Agreement") to which the Company is a party and which was entered into in connection with the sale process undertaken by the Company to identify a purchaser of the Company that resulted in the execution of this Agreement.

         SECTION 6.02.  ACCESS TO INFORMATION. From the date of this
Agreement until the Closing, the Company will cause its respective officers, directors, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Purchaser Group and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") full access (subject, however, during the term of this Agreement and following any termination hereof, to Purchaser Group keeping and causing their respective subsidiaries and affiliates to keep such information confidential in a manner consistent with existing confidentiality and similar non-disclosure obligations, including those contained in the Confidentiality Agreement dated May 4, 2000 and the Expression of Interest letter dated July 21, 2000, and the preservation of attorney client and work product privileges), during normal business hours, to the offices and other facilities and to the books and records of the Company and will cause the Company Representatives to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company as Purchaser Group may from time to time reasonably request. Prior to the Offer Purchase Closing, neither Purchaser Group nor the Parent Representatives shall contact or in any manner communicate with the employees, customers, lessors and suppliers of the Company with respect to any matter related to the transactions contemplated hereby, except with the prior consent of the Company.

         SECTION 6.03.  REASONABLE EFFORTS TO NOTIFY OF CERTAIN DEVELOPMENTS.

                  (a) Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done (in the case of the Company consistent with the fiduciary duties of the Company's Board under applicable law), and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by the Offer, the Merger and this Agreement.

                  (b) If at any time prior to the Effective Time any event or circumstance relating to either the Company or Purchaser Group or any of their respective Subsidiaries, is discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Offer Documents or
Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         SECTION 6.04.  CONSENTS.

                  (a) Each party hereby agrees to use its reasonable best efforts to file the premerger notification report, and all other documents to be filed in connection therewith, required by the HSR Act and the Premerger Notification Rules promulgated thereunder with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") as soon as practicable following the date hereof, but in any event (i) with respect to Parent and Purchaser, within five (5) days following the date hereof and (ii) with respect to the Company, within five (5) days following the date hereof. Each party shall respond promptly to any request for additional information that may be issued by either FTC or DOJ and shall use commercially reasonable efforts to assure that the waiting period required by the HSR Act has expired or been terminated prior to the date that is twenty (20) days following the commencement of the Offer.

                  (b) Each of the parties will use commercially reasonable efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by the this Agreement.

                  (c) Any party hereto shall promptly inform the others of any material communication from the SEC, Ontario Securities Commission, Toronto Stock Exchange, NASDAQ, United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice, or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

         SECTION 6.05. PUBLIC ANNOUNCEMENTS. Prior to the Closing, except as required by applicable law or by any rule or regulation of the Toronto Stock Exchange and the NASDAQ-National Market System, no party hereto shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other parties hereto. With respect to any public statement of either party that does not require the consent of the other party, the party making such statement shall, prior to public disclosure thereof, first consult with and provide the other party a reasonable opportunity to review the contents of such statement.

         SECTION 6.06.  INDEMNIFICATION.

                  (a) Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company (the "Indemnified Parties") as provided in its Articles of Incorporation or Bylaws or, in an agreement between an Indemnified Party and the Company, shall survive the Merger and shall continue in full force and effect for a period of not less than six
(6) years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Parent agrees to cause the Surviving Corporation to honor all rights to indemnification referred to in the preceding sentence. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent will cause to be paid in accordance with the applicable Articles, Bylaws and agreements, as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.06 subject to the limitations of the Applicable Securities Laws and the GCL, to the extent each may be applicable.

                  (b) Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six (6) years from the Effective Time for the benefit of all current and former directors and officers of the Company the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimus extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of two hundred percent (200%) of the last annual premium paid by the Company prior to the date hereof which is set forth in the Insurance Schedule and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.06(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

         SECTION 6.07.  NOTIFICATION OF CERTAIN MATTERS. Parent and the
Company shall promptly notify each other of (a) (i) each becoming aware of any fact or event which would be reasonably likely to demonstrate that any representation or warranty of any party hereto contained in this Agreement was or is untrue or inaccurate in any material respect as of the date of this Agreement or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any material covenant, condition or agreement of any party hereto under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

         SECTION 6.08.     NO SOLICITATION; TERMINATION RIGHT.

                  (a) The Company agrees that, during the term of this Agreement it shall not, and shall not authorize, support or encourage any of its directors, officers, employees, agents or representatives, directly or indirectly, to (i) solicit, initiate, encourage, facilitate, furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock (other than upon exercise of the Options and Warrants which are outstanding as of the date hereof) or any portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of the Company, or any combination of the foregoing (a "Competing Transaction"); (ii) negotiate, or otherwise engage in discussions with any person (other than Purchaser Group or their respective directors, officers, employees, agents and representatives) for the purpose of facilitating any Competing Transaction; or
(iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. The Company shall use its best efforts to cause its directors, officers, employees, agents and representatives immediately to cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Competing Transaction and use its best efforts to ensure that no directors, officers, employees, agents or representatives, directly or indirectly, undertakes any such activities during the term of this Agreement, and, if the Board learns of any such action, the Company shall take reasonable steps to cause the party or parties undertaking such action to cease such action immediately, including termination of parties that breach this Section 6.08. If, however, prior to Offer Purchase Closing, a party makes a bona fide written proposal regarding a Competing Transaction, which (A) was not solicited by the Company after the date of this Agreement, (B) does not violate any Exclusivity Agreement, and (C) is accompanied by evidence of such party's ability to finance the Competing Transaction, to the extent that the Board shall have concluded in good faith, on the basis of advice from its legal counsel (that is recorded in writing and incorporated in the Company's minutes) and the Company's financial advisors, that (y) such Competing Transaction is more favorable to the shareholders of the Company than the transactions contemplated by the Offer and this Agreement (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) and (z) failing to consider and cooperate with such other party regarding the proposed Competing Transaction would constitute a breach of the fiduciary duties of the Board to the Company's shareholders under applicable law, the Company may furnish information to, and negotiate or otherwise engage in discussions with that party. The Company shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or correspondence relating to a Competing Transaction, which becomes known to the Board during the term of this Agreement and keep Parent fully apprised of the status and terms of any proposal relating to a Competing Transaction on a current basis. The Company further agrees that neither the Board nor any committee thereof will (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser Group, the Board Recommendation, or (B) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction. Notwithstanding the foregoing, if prior to the Offer Purchase Closing, the Board determines in good faith, on the basis of advice from its legal counsel (that is recorded in writing and incorporated in the Company's minutes) and the Company's financial advisors that its failure to cooperate with such other party regarding the proposed Competing Transaction would constitute a breach of the fiduciary duties of the Board to the Company's shareholders under applicable law, the Board may (subject to this and the following sentences) withdraw or modify the Board Recommendation; provided, however, that the Company shall immediately inform Purchaser orally and in writing of the terms and conditions of such Competing Transaction and the identity of the person making it and if any Competing Transaction is in writing, the Company shall immediately deliver a copy thereof to Purchaser. Any withdrawal or modification of the Board Recommendation shall not change the approval of the Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Offer, the Merger.

                  (b) If, prior to the purchase of any Common Shares by the Purchaser pursuant to the Offer, a party makes a bona fide written proposal for a Competing Transaction, which (i) was not solicited by the Company in violation of this Agreement, (ii) does not violate any Exclusivity Agreement, and (iii) is accompanied by evidence of such party's ability to finance the Competing Transaction, to the extent that the Board shall have concluded in good faith, on the basis of advice from its legal counsel and the Company's financial advisors, that (A) such Competing Transaction is more favorable to the shareholders of the Company than the transactions contemplated by the Offer and this Agreement (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) and (B) failing to consider and cooperate with such other party regarding the proposed Competing Transaction would constitute a breach of the fiduciary duties of the Board to the Company's shareholders under applicable law, the Company may terminate this Agreement at any time prior to the Offer Purchase Closing and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to such Competing Transaction, provided that the Company immediately informs Parent orally and in writing of such contemplated termination and delivers to Parent within five (5) full business days following such termination
(A) by check or wire transfer of same day funds, (y) an amount equal to Parent's Costs (as defined in Section 8.02) as the same may have been estimated by Parent in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Parent's definitive determination of such costs), and (z) the amount of the Termination Fee as provided in Section 8.02 and (B) a written acknowledgment from the Company and the other party to the Competing Transaction that the Company and such other party have irrevocably waived any right to contest such payments.

         SECTION 6.09. COOPERATION. The Company agrees that, during the term of this Agreement, it shall provide reasonable cooperation to the Purchaser to facilitate the Purchaser's efforts to obtain the financing contemplated by the Commitment Letters (including assisting the Purchaser in obtaining required consents, making available management of the Company and allowing any direct or indirect wholly owned Subsidiary of the Parent to satisfy the obligation of the Purchaser Group under this Agreement) and provide all information reasonably requested by the Purchaser.

         SECTION 6.10. SUPPORT AGREEMENTS. The Company shall not amend, modify, release under or otherwise lessen the obligations of the Key Shareholders under the Support Agreements. The Company agrees to enforce fully and promptly all provisions of the Support Agreements, including, without limitation, seeking specific performance of (or other equitable and legal remedies with respect to) each Key Shareholder's obligations under its respective Support Agreement.

         SECTION 6.11. EMPLOYMENT AGREEMENTS. Contemporaneous with the execution of this agreement, the Company shall cause each of the Employees listed on Schedule 6.11 ("Key Employees") to execute an employment agreement substantially in the form attached hereto as ANNEX III (the "Employment Agreements"). The Company shall not permit the amendment, modification, release under or otherwise change the obligations of the Key Employees under the Employee Agreements. The Company agrees to enforce fully and promptly all provisions of the Employment Agreements, including, without limitation, seeking specific performance of (or other equitable and legal remedies with respect to) each Key Employee's obligations under its respective Employment Agreement.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 7.01. CONDITIONS. The respective obligations of Purchaser Group and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

                  (a) PURCHASE OF COMMON SHARES. The Purchaser shall have accepted for payment and paid for Common Shares pursuant to the Offer in accordance with the terms hereof; provided that this condition shall be deemed to have been satisfied with respect to the Purchaser Group if Purchaser fails to accept for payment or pay for Common Shares pursuant to the Offer in violation of the terms of the Offer.

                  (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No (i) order or preliminary or permanent injunction shall be entered in any action or proceeding before any court of competent jurisdiction or any statute, rule, regulation, legislation, or order shall be enacted, entered, enforced, promulgated, amended or issued by any United States legislative body, court, government or governmental, administrative or regulatory authority or agency (other than the waiting period provisions of the HSR Act) which shall remain in effect and which shall have the effect of (x) making illegal or restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, the Common Shares by Parent, the Purchaser or any other affiliate of Parent, or the consummation of the Offer or the Merger or (y) imposing material limitations on the ability of the Purchaser effectively to acquire or hold or exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote the Common Shares purchased by the Purchaser on all matters properly presented to the shareholders of the Company; (ii) proceeding brought by an administrative agency or commission or other domestic Governmental Entity seeking any of the foregoing shall be pending; or (iii) action or proceeding shall be commenced following the date of this Agreement and be pending before any court of competent jurisdiction.

                  (c) SUPPORT AGREEMENTS. Each of the shareholders listed on Schedule 7.01(c) ("Key Shareholder") shall have executed and delivered a Support Agreement in the form attached hereto as Annex II.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENTS; WAIVER

         SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (with any termination by Parent also being an effective termination by the Purchaser and Hold Co.):

                  (a) By the mutual written consent of Parent and the Company;

                  (b) By the Company if (i) the Purchaser fails to commence the Offer as provided in Section 1.01 hereof or, (ii) the Purchaser fails to purchase validly tendered Common Shares in violation of the terms of the Offer or this Agreement;

                  (c) By Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms without any Common Shares being purchased thereunder; provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.01(c) if such party shall have materially breached this Agreement or, in the case of Parent, if Parent or the Purchaser is in material violation of the terms of the Offer.

                  (d) By Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate the Agreement shall have used its reasonable efforts to remove or lift such order, decree or ruling;

                  (e) By Parent or the Company if any other condition set forth in Annex I attached hereto shall be impossible to satisfy by the end of the thirtieth (30th) business day following commencement of the Offer, unless such circumstance results from the failure of the terminating party to perform in any material respect its obligations under this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(e) if Parent waives in writing the relevant condition;

                  (f) By the Company upon any "material" breach of the covenants and/or representations and warranties of Purchaser Group contained in this Agreement; it being understood that for the purposes of this 8.01(f), "material" means the material threshold set forth in the first paragraph of Article IV;

                  (g) By Parent if prior to the Offer Purchase Closing the Company's Board shall have withdrawn or modified in a manner adverse to Parent (including in the circumstances described in Section 6.08(a)), or refrained from making the Board Recommendation, or shall have publicly disclosed its intention to change such recommendation, or shall have failed to reaffirm the Board Recommendation within five (5) days of receipt from Parent or the Purchaser of a request to so reaffirm the Board Recommendation, in each case except due to Parent or Purchaser's material breach of this Agreement or material violation of the terms of the Offer;

                  (h)      By the Company, pursuant to and in accordance with
Section 6.08(b);

                  (i) By Parent in the event of any "material" breach of the covenants and/or representations and warranties of the Company contained in this Agreement; it being understood that for the purpose of this Section 8.01(i) "material" means the material threshold set forth in the first paragraph of
Article IV;

                  (j) By Parent, if any Key Shareholder breaches any of his, her or its obligations under the Support Agreements prior to the Effective Time; or

                  (k) By the Company, if Parent's offer financing commitment evidenced by the Acquisition Facility Commitment Letter from The Bank of Nova Scotia, dated August 18, 2000 or other letter in amendment or replacement, is terminated for any reason prior to October 9, 2000.

         SECTION 8.02 EFFECT OF TERMINATION. If this Agreement terminates pursuant to Section 8.01, all further obligations of the parties under this Agreement shall terminate and forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions Section 8.02, and 5.06 and the confidentiality provisions referenced in the first sentence of Section 6.02 shall survive any such termination.

         IF EITHER OR BOTH PARTIES TERMINATE THIS AGREEMENT PURSUANT TO
SECTION 8.01 HEREOF, PARENT OR THE COMPANY SHALL PAY THE OTHER'S COSTS (AS DEFINED) AND SUCH FEES AS ARE PROVIDED FOR HEREIN, IF ANY. PURCHASER GROUP AND THE COMPANY AGREE THAT (i) ANY FEES DUE PURSUANT TO THIS SECTION 8.02 ARE A REASONABLE ESTIMATE OF 1) OF EACH PARTIES' DAMAGES IN THE EVENT OF TERMINATION UNDER SECTION 8.01, PLUS 2) THE INCREASE IN VALUE TO TOAST'S SHAREHOLDERS CAUSED BY PURCHASER'S INTEREST IN ACQUIRING TOAST'S OUTSTANDING SHARES, AND (ii) THE PAYMENT OF COSTS AND FEES SHALL BE THE SOLE MEASURE OF THE PARTIES' REMEDIES REGARDLESS OF ACTUAL DAMAGES OR ACTUAL INCREASE IN VALUE TO TOAST'S SHAREHOLDERS.

                  (a) Nothing contained in this Section 8.02 shall relieve any party from liability for such party's breach of this Agreement; and if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective costs, fees and expenses of their legal counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, financing, preparation and execution of this Agreement and the transactions contemplated hereby ("Costs"), it being understood that the bank commitment fees associated with Purchaser's financing costs referred to in this subsection 8.02(a) shall be limited to the lesser of actual documented financing costs or Five Hundred Thousand Dollars ($500,000).

                  (b) If this Agreement is terminated pursuant to Section 8.01(g), (h) or (i), the Company will within five (5) business days following any such termination pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent (i) in reimbursement for Parent's expenses an amount equal to the aggregate amount of Purchaser Group's documented Costs, and (ii) a payment in an amount equal to One Million Dollars ($1,000,000) (the "Termination Fee").

                  (c) If this Agreement is terminated pursuant to Section 8.01(f), Parent will within five (5) business days following any such termination pay to the Company in cash by wire transfer in immediately available funds to an account designated by the Company (i) in reimbursement for the Company's expenses an amount equal to the aggregate amount of the Company's documented Costs, and (ii) a payment in an amount equal to the Termination Fee.

                  (d) Notwithstanding Sections 8.02(b) and 8.02(c), if this Agreement is terminated pursuant to 8.01(i) or 8.01(f) and such breach of the Company's or Purchaser Group's covenants and/or representations and warranties has a Material Adverse Effect and was caused by Force Majeure, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders.

                  (e) If this Agreement is terminated pursuant to Section 8.01(j) or Section 8.01(k), the breaching party shall pay to the non-breaching party within five (5) business days following any such termination, in cash by wire transfer in immediately available funds to an account designated by the non-breaching party, (i) in reimbursement for the non-breaching party's expenses an amount equal to the aggregate amount of the non breaching party's documented Costs, and (ii) a payment in an amount equal to $1,500,000; it being understood that any payment under this Section 8.02(e) is in lieu of and not in addition to, any other payment that would otherwise be due under Section 8.02(a), 8.02(b), 8.02(c) or 8.02(d).

                  (f) If this Agreement is terminated and prior to the expiration of the period ending one (1) year from the date of such termination, the Company (i) publicly or otherwise announces a letter of intent or other agreement relating to entering into a Competing Transaction, or (ii) consummates a Competing Transaction, the Company will within five (5) business days following consummation of a Competing Transaction pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent a payment in the amount equal to Nine Million Dollars ($9,000,000) (the "Topping Fee").

                  (g) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

                  (h) If any provision of this Section 8.02 is invalid in part or in whole, it will be deemed to have been amended, whether as to time, amount or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable. The parties will execute all documents necessary to evidence such amendment.

         SECTION 8.03. AMENDMENT. This Agreement and the Offer may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the shareholders of the Company but, after any the purchase of shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration or which materially adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement and the Offer may not be amended except by an instrument in writing signed on behalf of all the parties.

         SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 3.02, the last sentence of Section 6.02 and Section 6.05 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

         SECTION 9.02.     ENTIRE AGREEMENT; ASSIGNMENT.

                  (a) This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                  (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided however that Parent, Hold Co. and/or the Purchaser may, without the consent of the Company, (i) assign their rights under this Agreement in whole or in part to any of their respective Affiliates, or (ii) collaterally assign their rights under this Agreement to the lender of Purchaser Group. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 9.03. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         SECTION 9.04. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

                  If to Parent or the Purchaser:

                           Vincor International Inc.
                           441 Courtneypark Drive East
                           Mississauga, Ontario L5T 2V3
                           Canada
                           ATTN:  Jonathan Bamberger
                           Fax:   (905) 564-6914

                  With a copy to:

                           Brown, Todd & Heyburn PLLC
                           400 West Market Street, 32nd Floor
                           Louisville, KY 40202-3363
                           USA
                           ATTN:  Jay Middleton Tannon
                           Fax:   (502) 581-1087

                           Goodman Phillips & Vineberg
                           250 Yonge Street, Suite 2400
                           Toronto, ON  M5B 2M6
                           Canada
                           ATTN:  David Matlow
                           Fax:   (416) 979-1234

                  If to the Company:

                           R.H. Phillips, Inc.
                           26386 Country Road 12A
                           Esparto, California  95627
                           USA
                           ATTN:      John Giguiere
                           Fax:

                  With a copy to:

                           Farella Braun & Martel LLP
                           235 Montgomery Street, 30th Floor
                           San Francisco, CA  94104
                           USA
                           ATTN:  Frank Farella
                           Fax:   (415) 954-4480

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 9.05. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof or otherwise.

         SECTION 9.06. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.07.     COUNTERPARTS. This Agreement may be executed in two
(2) or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 9.08. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 2.03(d), 3.01, 3.02 and 6.07 nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.09. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                    ARTICLE X

                                   DEFINITIONS

         SECTION 10.01.    CERTAIN DEFINITIONS. As used in this Agreement:

                  "1995 Plan" has the meaning given thereto in Section 1.04 hereof.

                  "Affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" has the meaning given thereto in the preamble hereof.

                  "Applicable Securities Laws" shall mean U.S., Canadian, California or other applicable state blue sky laws.

                  "Board" has the meaning given thereto in the recitals hereof.

                  "Board Recommendation" has the meaning given thereto in
Section 1.02(a) hereof.

                  "Business" means the production, marketing and sales of wines and the farming of grapes, and management of vineyards.

                  "Certificates" has the meaning given thereto in Section 3.02 hereof.

                  "Closing" has the meaning given thereto in Section 2.02 hereof.

                  "Closing Date" has the meaning given thereto in Section 2.02 hereof.

                  "Code" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

                  "Commitment Letter" has the meaning given thereto in Section
5.05 hereof.

                  "Common Share" and "Common Shares" have the meaning given thereto in the recitals hereof.

                  "Company" has the meaning given thereto in the first paragraph hereof.

                  "Company Representatives" has the meaning given thereto in
Section 6.02 hereof.

                  "Competing Transaction" has the meaning given thereto in
Section 6.08(a) hereof.

                  "Confidentiality Agreement" has the meaning given thereto in
Section 6.02 hereof.

                  "Consent" has the meaning given thereto in Section 4.05(b) hereof.

                  "Costs" has the meaning given thereto in Section 8.02 hereof.

                  "December Balance Sheet" has the meaning given thereto in
Section 4.06(b) hereof.

                  "Disclosure Schedules" shall mean all of the separate schedules referred to in Article IV and Article V taken together.

                  "Dissenting Shares" has the meaning given thereto in Section
3.01 hereof.

                  "Dollars" or "$" shall mean United States dollars.

                  "Effective Time" has the meaning given thereto in Section 2.02 hereof.

                  "Employee Agreements" has the meaning given thereto in Section
6.11 hereof.

                  "ERISA" has the meaning given thereto in Section 4.18(a) hereof.

                  "Exchange Act" has the meaning given thereto in Section 4.05(b) hereof.

                  "Exclusivity Agreement" has the meaning given thereto to in
Section 6.01(j).

                  "Expiration Date" has the meaning given thereto in Section
1.01.

                  "Force Majeure" shall mean rain, fire, earthquake, flood, abnormal wind or rain, other abnormal weather condition or natural disaster, riot, war, or civil strife beyond the reasonable control of the Company, the Purchaser Group or their respective authorized agents; provided, however, that as used herein, Force Majeure does not include an event caused by any default, error, or omission by the Company or Purchaser Group, or any agent of the same acting within the scope of such agents' authority.

                  "GAAP" has the meaning given thereto in Section 4.06(b) hereof.

                  "GCL" has the same meaning given thereto in the recitals hereof.

                  "Government Entity" has the meaning given thereto in Section 4.05(b) hereof.

                  "Hazardous Material" has the meaning given thereto in Section 4.21(a).

                  "Hold Co." has the meaning given thereto in the first paragraph hereof.

                  "HSR Act" has the meaning given thereto in Section 4.05(b) hereof.

                  "Indemnified Parties" has the meaning given thereto in Section 6.06(a) hereof.

                  "Intellectual Property" has the meaning given thereto in
Section 4.14 hereof.

                  "June Balance Sheet" has the meaning given thereto in Section 4.06(b).

                  "Key Shareholder" shall have the meaning given thereto in
Section 7.01(c).

                  "Knowledge" or "Company's Knowledge" and words of similar import shall mean actual knowledge of a particular fact being known by any of
(i) the current serving directors of the Company, (ii) any of the Company's officers, or (iii) any person succeeding to the position currently of any of the persons indicated in clauses (i) and (ii) above, in each case after due investigation of corporate records and after such other due inquiry as a reasonable person would make under the circumstances.

                  "Leased Personal Property" has the meaning give thereto in
Section 4.11.

                  "Liens" means liens, security interests, options, rights of first refusal, easements, mortgages, charges, pledges, deeds of trust, rights-of-way, restrictions, encroachments, licenses, leases, permits, security agreements, or any other encumbrances, restrictions or limitations on the use of real or personal property, whether or not they constitute specific or floating charges.

                  "March Balance Sheet" has the meaning given thereto in Section 4.06(b).

                  "Material Adverse Effect" means any development, condition or circumstance having an effect on the assets, business operations, or financial condition of the Company or Parent that is adverse to the Company or Parent taken as a whole that exceeds Five Hundred Thousand Dollars ($500,000) in the aggregate.

                  "Material Contract" means the contracts referred to on
Schedule 4.13.

                  "Merger" has the meaning given thereto in the recitals hereof.

                  "Merger Consideration" has the meaning given thereto in the recitals hereof.

                  "Minimum Condition" has the meaning given thereto in Annex I hereof.

                  "Multiemployer Plan" has the meaning given thereto in Section 4.18(j) hereof.

                  "Offer" has the meaning given thereto in the recitals hereof.

                  "Offer Documents" has the meaning given thereto in Section 1.01(c) hereof.

                  "Offer Price" has the meaning given thereto in the recitals hereof.

                  "Offer Purchase Closing" has the meaning given thereto in
Section 1.01(d) hereof.

                  "Offer to Purchase" has the meaning given thereto in Section 1.01(c) hereof.

                  "Option" has the meaning given thereto in Section 1.04 hereof.

                  "Other Filings" has the meaning given thereto in Section 4.07 hereof.

                  "Parent" has the meaning given thereto in the first paragraph hereof.

                  "Parent Representatives" has the meaning given thereto in
Section 6.02 hereof.

                  "Paying Agent" has the meaning given thereto in Section 3.02 hereof.

                  "Permitted Encumbrances" has the meaning given thereto in
Section 4.10 hereof.

                  "Permits" has the meaning given thereto in Section 4.15 hereof.

                  "Person" or "person" shall include individuals, corporations, partnerships, limited liability company, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act ).

                  "Purchaser" has the meaning given thereto in the first paragraph hereof.

                  "Schedule 14D-9" has the meaning given thereto in Section 1.02(a).

                  "SEC" has the meaning given thereto in Section 1.01 hereof.

                  "SEC Reports" has the meaning given thereto in Section 4.06(a) hereof.

                  "Subsidiary" or Subsidiaries" has the meaning given thereto in
Section 4.01 hereof.

                  "Support Agreements" means each of those certain Support Agreements, dated the date hereof, by and between the Company and each of the Key Shareholders, and such agreements collectively are referred to as the "Support Agreements."

                  "Surviving Corporation" has the meaning given thereto in
Section 2.01 hereof.

                  "Taxes" mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest penalty, or addition thereto, whether disputed or not.

                  "Tax Returns" means any return, declaration, report, estimate, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Violation" has the meaning given thereto in Section 4.05(a) hereof.

                  "Warrants" has the meaning given thereto in Section 1.04(b) hereof.

                  "Wine Permits" has the meaning given thereto in Section 4.15 hereof.

                                   * * * * * *


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                   Vincor International Inc.


                                   By:     /s/ Donald L. Triggs
                                          ------------------------------------
                                   Name:   Donald L. Triggs
                                          ------------------------------------
                                   Title:  President & Chief Executive Officer


                                   By:     /s/ Richard G. Jones
                                          ------------------------------------
                                   Name:   Richard G. Jones
                                          ------------------------------------
                                   Title:  Executive Vice President
                                          ------------------------------------


                                   Vincor Holdings, Inc.


                                   By:     /s/ Donald L. Triggs
                                          ------------------------------------
                                   Name:   Donald L. Triggs
                                          ------------------------------------
                                   Title:  President & Chief Executive Officer


                                   Toast Acquisition Company, Inc.


                                   By:     /s/ Donald L. Triggs
                                          ------------------------------------
                                   Name:   Donald L. Triggs
                                          ------------------------------------
                                   Title:  President & Chief Executive Officer


                                   R.H. Phillips, Inc.


                                   By:     /s/ John Giguiere
                                          ------------------------------------
                                   Name:   John Giguiere
                                          ------------------------------------
                                   Title:  Co-President and Co-Chief Executive
                                          Officer

                                     ANNEX I

                             CONDITIONS TO THE OFFER

         Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Common Shares, unless (i) there are validly tendered and not properly withdrawn prior to the Expiration Date that number of Common Shares which represent at least ninety percent (90%) of the total number of outstanding Common Shares on a fully diluted basis (excluding Options and Warrants tendered for pursuant to Section 1.04) on the date of purchase (the "Minimum Condition"); provided, however, that notwithstanding any contrary provision in this Annex I or the Agreement, under no circumstances may the Purchaser Group waive the Minimum Condition or otherwise accept for payment any Common Shares, unless such Common Shares represent more than fifty percent (50%) of the Common Shares. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment and may, subject to the terms of the Merger Agreement, amend the Offer, postpone the acceptance for payment of or payment for tendered Common Shares or terminate the Offer and not accept for payment any Common Shares if at any time on or after the date of the Merger Agreement (unless otherwise indicated below) and before the time of payment for any Common Shares, any of the following events (each, an "Event") shall occur:

                  (a) (i) The waiting period pursuant to the provisions of the HSR Act and any applicable foreign or supranational antitrust laws applicable to the Offer or the Merger shall fail to expire or terminate; or (ii) The Department of Justice, Federal Trade Commission or any foreign or supranational agency or entity charged with enforcement of antitrust laws applicable to the transactions contemplated initiates, challenges or seeks to enjoin the consummation of the Offer or the Merger and such actions remains pending; or

                  (b) (i) Any order or preliminary or permanent injunction shall be entered in any action or proceeding before any court of competent jurisdiction or any statute, rule, regulation, legislation, or order shall be enacted, entered, enforced, promulgated, amended or issued by any United States legislative body, court, government or governmental, administrative or regulatory authority or agency (other than the waiting period provisions of the HSR Act) which shall remain in effect and which shall have the effect of (x) making illegal or restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, the Common Shares by Parent, the Purchaser or any other affiliate of Parent, or the consummation of the Offer or the Merger or (y) imposing material limitations on the ability of the Purchaser effectively to acquire or hold or exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote the Common Shares purchased by the Purchaser on all matters properly presented to the shareholders of the Company; (ii) any proceeding brought by an administrative agency or commission or other domestic Governmental Entity seeking any of the foregoing shall be pending; or (iii) any action or proceeding shall be commenced following the date of the Merger Agreement and be pending before any court of competent jurisdiction which would have a Material Adverse Effect on the Company; or

                  (c) The Company and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

                  (d) The Company shall have breached one or more of its representations and warranties set forth in the Merger Agreement or failed to perform any of its obligations, covenants or agreements under the Merger Agreement and such breaches or failures to perform shall in the aggregate materially and adversely affect the ability of Purchaser Group to own or control the Company or the Successor Company, its equity securities and its assets; or

                  (e) On or after the date of the Merger Agreement, any Material Adverse Effect on the Company shall have occurred or be occurring.

         The Offer shall terminate if the Merger Agreement is terminated pursuant to its terms. Pursuant to the Merger Agreement, the Purchaser Group has agreed to use their respective reasonable best efforts to cause all conditions to the Offer to be fulfilled.

         The foregoing conditions are for the benefit of the Purchaser Group. The Purchaser Group may assert the failure of such conditions regardless of the circumstances giving rise to any such failure and the Purchaser Group may waive any such conditions in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of this Annex I and the Merger Agreement. The failure by Purchaser Group at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.

                                    ANNEX II


              [SUPPORT AGREEMENTS -- SEE EXHIBITS (d)(4) AND (d)(5)]

                                    ANNEX III



              [EMPLOYMENT AGREEMENTS -- SEE EXHIBITS (d)(1) AND (d)(2)]